                                                                   Exhibit 10.5


                               $15,000,000




              REVOLVING CREDIT AND TERM LOAN AGREEMENT




                        Dated as of December 21, 1994




                                 among




                       THE RAYMOND CORPORATION




                                  AND




                     RAYMOND LEASING CORPORATION




                                  AND




                            CHEMICAL BANK

               Table of Contents




I. DEFINITIONS
      1.01  Definitions                                                    1
      1.02  Accounting Terms                                              10

II. LOANS
      2.01  Revolving Credit Loans                                        11
      2.02  Revolving Credit Note                                         12
      2.03  Interest on Revolving Credit Loans                            12
      2.04  Term Loan                                                     12
      2.05  Term Note; Grid Schedules                                     13
      2.06  Interest on the Term Loan                                     13
      2.07  Interest on Absolute Rate Loans                               13
      2.08  Interest on Prime Rate Loans                                  14
      2.09  Intentionally Deleted                                         14
      2.10  Interest on Eurodollar Rate Loans                             14
      2.11  Continuation and Conversion of Loans                          14
      2.12  Prepayment of Loans                                           15
      2.13  Reduction or Termination of the Commitment                    17
      2.14  Fees                                                          18
      2.15  Default Rate of Interest; Late Payment Penalty                18
      2.16  Application of Payments and Computations                      18
      2.17  Funds; Manner of Payment                                      18
      2.18  Capital Adequacy                                              18
      2.19  Inability to Determine Rate                                   19
      2.20  Other Events                                                  19
      2.21  Change in Legality                                            20

III.  REPRESENTATIONS AND WARRANTIES
      3.01  Organization, Corporate Powers, etc                           21
      3.02  Corporate and Governmental Authorization;                     21
            No Contravention
      3.03  Financial Condition                                           22
      3.04  Taxes                                                         22
      3.05  Title to Properties                                           23
      3.06  Litigation                                                    23
      3.07  Agreements                                                    23
      3.08  ERISA                                                         23
      3.09  Proceeds of the Loan                                          24
      3.10  Federal Reserve Regulations                                   24
      3.11  Subsidiaries                                                  24
      3.12  Enviromental Matters                                          24

      3.13  Not an Investment Company                                     25
      3.14  Material Change                                               25
      3.15  Governmental Approval                                         25
      3.16  Full Disclosure                                               25
      3.17  Binding Effect                                                26
      3.18  Trademarks and Licenses, etc.                                 26

IV. CONDITIONS OF LENDING
      4.01  Representations and Warranties; No Default                    26
      4.02  Opinion of Counsel                                             26
      4.03  No Default Certificate; Deemed Representation                  26
      4.04  Supporting Documents                                           27
      4.05  Other Information, Documentation                               27

V. AFFIRMATIVE COVENANTS
      5.01  Corporate Existence, Properties, Insurance, etc.              27
      5.02  Payment of Indebtedness, Taxes, etc.                          28
      5.03  Reporting Requirements                                        28
      5.04  Access to Premises and Records                                29
      5.05  Notice of Adverse Change                                      30
      5.06  Notice of Default                                             30
      5.07  ERISA                                                         30
      5.08  Compliance with Contractual Obligations and                   31
            Requirements of Law; Applicable Laws
      5.09  Subsidiaries                                                  31
      5.10  Environmental Laws                                            31
      5.11  Support Services Agreement                                    31
      5.12  Voting of Subsidiaries Shares                                 31

VI.  NEGATIVE COVENANTS
      6.01  Liens                                                         32
      6.02  Guarantees, Etc.                                              32
      6.03  Sale of Notes                                                 33
      6.04  Investments                                                   33
      6.05  Change in Business                                            34
      6.06  Dividends                                                     34
      6.07  Subordinated Debt                                             34
      6.08  Accounting Policies and Procedures                            34
      6.09  Stock of Subsidiaries, Etc.                                   34
      6.10  Transactions with Affiliates                                  35
      6.11  Merger or Consolidation or Sales of Assets                    35
      6.12  Restrictions on Leases of Equipment                           35
      6.13  The Raymond Corporation Subsidiaries                          35

VII.  FINANCIAL COVENANTS - THE RAYMOND CORPORATION
      7.01  Minimum Working Capital                                       36
      7.02  Minimum Tangible Net Worth                                    36
      7.03  Leverage Ratio                                                36
      7.04  Interest Coverage                                             36
      7.05  Loss Quarters                                                 36

VII-A.  FINANCIAL COVENANTS - RAYMOND LEASING
      7A.01 Minimum Tangible Net Worth                                    36
      7A.02 Leverage Ratio                                                36
      7A.03 Interest Coverage                                             36
      7A.04 Loss Quarter                                                  36
      7A.05 Working Capital                                               36

VII-B   FINANCIAL COVENANTS - CONSOLIDATED
      7B.01 Minimum Tangible Net Worth                                    37
      7B.02 Leverage Ratio                                                37
      7B.03 Interest Coverage                                             37
      7B.04 Consolidated Losses                                           37

VIII.  EVENTS OF DEFAULT
      8.01  Events of Default                                             37

IX. MISCELLANEOUS
      9.01  Notices                                                       40
      9.02  Survival of Agreement; Successors and Assigns                 40
      9.03  Expenses of the Bank; Indemnification                         41
      9.04  Applicable Law                                                42
      9.05  Waiver of Rights by the Bank;                                 42
            Waiver of Jury Trial, etc.
      9.06  Acknowledgment                                                42
      9.07  Consent to Jurisdiction                                       43
      9.08  Extension of Maturity                                         43
      9.09  Modification of Agreement                                     43
      9.10  Participations and Assignments                                43
      9.11  Reinstatement; Certain Payments                               43
      9.12  Right of Setoff                                               44
      9.13  Severability                                                  44
      9.14  Counterparts                                                  44
      9.15  Entire Agreement; Cumulative Remedies                         44
      9.16  Headings                                                      45
      9.17  Exhibits and Schedules                                        45

                    REVOLVING CREDIT AND TERM LOAN AGREEMENT

             REVOLVING CREDIT AND TERM LOAN AGREEMENT dated as of December 21, 1994 (the "Agreement") among THE RAYMOND CORPORATION, a New York corporation ("Raymond") and RAYMOND LEASING CORPORATION, a Delaware corporation ("Raymond Leasing") (Raymond and Raymond Leasing individually the "Borrower" and collectively the "Borrowers" as the case may be) and CHEMICAL BANK, a New York banking corporation (the "Bank").

             WHEREAS, the Borrowers have requested the Bank to extend credit to them severally on a revolving credit basis at any time and from time to time prior to the Termination Date (as defined below) by making revolving credit loans to the Borrowers not in excess of $15,000,000 in the aggregate at any time outstanding and to have the option to from time to time up to and including the Termination Date convert the outstandings under the revolving credit loans to three, four or five year term loans; and

             WHEREAS, the proceeds of the revolving credit and term loan shall be used by the Borrowers for general corporate working capital purposes and to fund growth in Raymond Leasing's lease portfolio; and

             WHEREAS, the Bank is willing to extend such credit to the Borrowers, subject to the terms and conditions hereinafter set forth.

             NOW, THEREFORE, in consideration of the foregoing the parties hereto agree to the following:

      I. DEFINITIONS

             SECTION 1.01. Definitions. As used herein, the terms defined in the preamble shall have the same meaning when used in this Agreement and the following words and terms shall have the following meanings:

             "Absolute Rate" means a rate of interest per annum quoted to a Borrower by the Bank in its discretion, from time to time at the request of such Borrower, by 12:00 noon, New York City time on the day of the borrowing, provided however, Bank shall have been given two (2) Business Days' prior request for a quotation by such Borrower. Such quoted rate shall be the fixed rate which would be applicable to an Absolute Rate Loan by the Bank on the requested date for the proposed Term Loan, in the specified amount and with the specified Interest Period. A Borrower may request an Absolute Rate Loan on the basis of such quote.

             Such Absolute Rate shall be calculated by the Bank as a fixed rate not to exceed the sum of:

     (a) the current yield to maturity on an equivalent bond basis (recalculated to a 360-day year basis) of a Treasury bill, bond, or note currently traded in the secondary market equal to the principal amount of the requested Loan for the number of days in the requested Interest Period, (b) the offered side of the swap spread quoted daily, on the TeleRate Screen (source Noonan, Astly and Pearce) p. 314 (or a successor page), and (c) the Applicable Margin.

     "Absolute Rate Loan" means a Term Loan bearing  interest in accordance with
Section 2.07 hereof.

     "Adjusted Eurodollar Rate" shall mean, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (i) the Eurodollar Rate in effect for such Interest Period and (ii) Eurodollar Reserves. For the purposes hereof, "Eurodollar Rate" shall mean, for any Interest Period, the rate (rounded upwards, if necessary to the next 1/16 of 1%) at which dollar deposits approximately equal to the principal amount of the proposed Eurodollar Rate Loan and for a duration equal to the applicable proposed Interest Period are offered by the Bank in immediately available funds in an Interbank Market for eurodollars at approximately 11:00 a.m., New York City time, two Business Days prior to the commencement of such Interest Period. For purposes hereof, the term "Eurodollar Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the applicable statutory reserve requirements for the Bank (without duplication, but including, without limitation, basic, supplemental, marginal or emergency reserves), from time to time in effect under Regulation D of the Board of Governors of the Federal Reserve System (or any successor) with respect to eurocurrency funding currently referred to as "Eurocurrency liabilities" in Regulation D. It is agreed that for purposes hereof any amount bearing interest at the Eurodollar Rate shall be deemed to constitute a "Eurocurrency liability" as defined in Regulation D and to be subject to the reserve requirements of Regulation D, without benefit of credit or proration, exemptions or offsets which might otherwise be available to the Bank from time to time under Regulation D.

     "Affiliate" shall mean any person which directly or indirectly controls, or is controlled by, or is under common control with, a Borrower or any of its Subsidiaries. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     "Applicable Margin" shall mean: (a) for Fixed Rate Loans made to Raymond Leasing 1%; (b) for Eurodollar Rate Loans which are Revolving Credit Loans made to Raymond:

                 FUNDED DEBT
                  TO FUNDED                         FUNDED DEBT
                  DEBT AND                             EBIT
             TANGIBLE NET WORTH

                                       }4.0         { 4.0 & } 2.0        {2.0
                                       -                                 -
                  {.40                  87.5            75.0             62.5

                  }.40   {.60          100.0            87.5             75.0
                  -      -
                  }.60                 112.5           100.0             87.5

and (c) for Fixed Rate Loans which are Term Loans made to Raymond 12.5 basis points above each rate listed in the above chart, as applicable at the Borrowing Date.

     "Borrowing Date" shall mean, with respect to any Loan, the date on which such Loan is disbursed to the Borrower.

     "Business Day" shall mean any day not a Saturday, Sunday or legal holiday, on which the Bank is open for business in New York City, provided, however, that when used in connection with determining the Eurodollar Rate, the term "Business Day" shall also exclude any day on which the Bank is not open for dealings in dollar deposits in an Interbank Market.

     "Capitalized Lease Obligation" shall mean an obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with generally accepted accounting principles, and for purposes hereof the amount of such obligation shall be the capitalized amount thereof determined in accordance with such principles.

     "Chief Financial Officer" shall mean the Chief Financial Officer of such Borrower, as applicable.

     "Closing Date" shall mean December 21, 1994.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Commitment" shall have the meaning assigned to such term in Section 2.01 hereof. The Commitment shall be deemed permanently terminated on the Termination Date or such earlier date on which the Commitment shall have been terminated in accordance herewith.

     "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

     "Consolidated Adjusted Net Income" for any period shall mean the consolidated gross revenues of the Borrower for such period less all expenses and other proper charges (including taxes on income) and extraordinary items of income, but excluding in any event (to the extent not previously deducted as extraordinary items of income):

               (a) any gains or losses on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluding gains and any tax deductions or credits on accounts of any such excluded losses;

               (b) the proceeds of any life insurance policy;

               (c) net earnings and losses of any corporation, substantially all the assets of which have been acquired in any manner by the Borrower or a Subsidiary, realized by such corporation prior to the date of such acquisition;

               (d) net earnings and losses of any corporation with which the Borrower or a Subsidiary shall have consolidated or which shall have merged into or with the Borrower or a Subsidiary prior to the date of such consolidation or merger;

               (e) net earnings of any business entity in which the Borrower or a Subsidiary has an ownership interest unless such net eamings shall have actually been received by the Borrower in the form of cash distributions;

               (f) earnings resulting from any reappraisal, revaluation or write-up of assets;

               (g) any gain arising from the acquisition of any securities of the Borrower;

          and

               (h) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.

     "Consolidated Current Assets" shall mean, at any date, the aggregate amount of all assets of the Borrower and its Subsidiaries which would be properly classified as current assets at such date, but excluding deferred assets, all computed as per management statements prepared on a consistent basis.

     "Consolidated Current Liabilities" shall mean the aggregate amount of all liabilities of the Borrower and its Subsidiaries (including tax and other proper accruals) which would be classified as current liabiities, all computed as per management statements prepared on a consistent basis.

     "Consolidated Interest Expense" shall mean the interest expense of the Borrower and its Subsidiaries during such period determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, and shall in any event include, without limitation, (i) the amortization of debt discounts (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any Capitalized Lease Obligation allocable to interest expense, (iv) all fixed or calculable dividend payments on preferred stock, and (v) payments of interest expense in kind.

     "Consolidated Net Income Available for Interest Charges" for any period shall mean the sum of (i) Consolidated Adjusted Net Income during such period, plus (to the extent deducted in determining adjusted net income), (ii) all provisions for any federal, state or other income taxes made by the Borrower during such period, and (iii) Interest Charges during such period.

     "Consolidated Tangible Net Worth" shall mean for the Borrower and its Subsidiaries, the excess of (i) the aggregate net book value of the assets (other than patents, patent rights, trademarks, trade names, treasury stock, franchises, copyrights, licenses, permits, goodwill and other intangible assets classified as such in accordance with generally accepted accounting principles and appearing on the balance sheet as of the Effective Date) after all appropriate adjustments in accordance with generally accepted accounting principles applied on a consistent basis (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization and excluding the amount of any write-up or revaluation of any asset) over (ii) Consolidated Total Liabilities in each case computed and consolidated in accordance with generally accepted accounting principles applied on a consistent basis.

     "Consolidated Total Unsubordinated Liabilities" shall mean all items which in accordance with generally accepted accounting principles applied on a consistent basis, would properly be included on the liability side of the balance sheet (other than Subordinated Debt, capital stock, capital surplus and retained earnings) as of the date on which the amount of Consolidated Total Unsubordinated Liabilities is to be determined of the Borrower and its Subsidiaries computed and consolidated in accordance with generally accepted accounting principles applied on a consistent basis.

     "Contractual Obligation" as to any Person, any provision of any security issued by such Person or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Default" shall mean any of the events specified in Article VIII hereof, whether or not any requirement for the giving of notice or the lapse of time or both or any other condition has been satisfied.

     "EBIT"  shall mean the  Consolidated  Net  Income  Available  For  Interest
Charges.

     "EBITDA" shall mean the sum of Consolidated Net Income Available for Interest Charges, plus depreciation and amortization.

     "Enviromnental Laws" shall mean any and all Federal, State, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including, without limitation, Hazardous Materials, as now or may hereafter be in effect.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

     "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary would be deemed to be a member of the same controlled group" within the meaning of Section 414(b), (c),
(m) and (o) of the Code.

     "Eurodollar Rate Loan" shall mean a Loan bearing interest in accordance with Section 2.10 of this Agreement.

     "Eurodollar  Rate"  and  "Eurodollar   Reserves"  shall  have  the  meaning
specified in the definition of "Adjusted Eurodollar Rate".

     "Event of  Default"  shall mean any Event of  Default  set forth in Article
VIII.

     "Executive Officer" shall mean either the Chairman, the President, the Chief Financial Officer, the Secretary, any Vice-President, Treasurer of the Borrower and their respective successors, if any, designated by the Board of Directors.

     "Expiration Date" shall mean the final payment date of any Term Loan, whether as stated by its terms or by acceleration hereunder.

     "Fixed Rate Loan"  shall mean any  Eurodollar  Rate Loan or  Absolute  Rate
Loan.

     "Funded Debt" shall mean, with respect to any Person, all Indebtedness of such Person for money borrowed which by its terms matures more than one year from the date as of which such Funded Debt is incurred, and any Debt of such Person maturing within one year from such date which is renewable or extendable at the option of the obligor to a date beyond one year from such date (whether or not theretofore renewed or extended), including any such indebtedness renewable or extendable at the option of the obligor under, or payable from the proceeds of other indebtedness which may be incurred pursuant to, the provisions of any revolving credit agreement or other similar agreement plus the aggregate amount of guaranties by that Person of all such liabilities of other Persons.

     "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Materials" includes, without limit, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other laws.

     "Indebtedness" shall include all obligations, contingent and otherwise, which in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, but in any event including liabilities (whether or not they should be so classified upon such balance sheet) secured by any lien existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed, and all guarantees.

     "Insolvency" shall mean with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of such term used in
Section 4245 of ERISA.

     "Insolvent" shall mean the condition of Insolvency.

     "Interbank Market" shall mean the London interbank market or the New York interbank market.

     "Interest Charges" for any period shall mean all interest and all amortization of debt discount and expense on all Indebtedness of the Borrower and a Subsidiary.

     "Interest Payment Date" shall mean as to any Eurodollar Rate Loan, Prime Rate Loan and Absolute Rate Loan: (i) the last day of each calendar quarter during the term thereof commencing with the calendar quarter immediately following the date of such Loan and (ii) the Termination Date or Expiration Date, as the case may be.

     "Interest Period" means:

          (a) as to any Prime Rate Loan, the period commencing on the date of such Loan and ending on the date on which the Borrower elects to select a different interest rate pursuant to this Agreement, and

          (b) as to any Eurodollar Rate Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day (or if there is no numerically corresponding day, the last day) of the calendar month that is one, two, three, six or twelve months, thereafter, as the Borrower may elect, and

          (c) as to any Absolute Rate Loan, the period requested by the Borrower and agreed to by the Bank, as available, in respect of such Absolute Rate Loan and indicating the period over which such Term Loan shall be a Absolute Rate Loan which at the time of selection shall be from the Borrowing Date to the Expiration Date of such Absolute Rate Loan;

provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Rate Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day and (ii) no Interest Period may be selected for any Fixed Rate Loan which expires later than the Termination Date or the Expiration Date, as the case may be and (iii) if any Interest Period for any Fixed Rate Loan begins prior to any principal repayment date and would otherwise end after such principal repayment date, the Interest Period for that portion of the principal amount of such Loan which is to be repaid by the Borrower in accordance herewith shall terminate on such principal repayment date, and the Interest Period for the remaining principal of such Loan shall remain unaffected by such termination notwithstanding the provisions of the preceding clause.

     "Loan(s)" shall mean a loan by the Bank to the Borrower pursuant to Article II hereof and shall refer to a Prime Rate Loan, Absolute Rate Loan or Eurodollar Rate Loan, each of which shall be a "Type" of Loan.

     "Loan Documents" shall mean collectively, the Agreement, the Notes, any agreements or documents referred to in Article IV hereof and all other documents, certificates and instruments executed in connection therewith.

     "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform their obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Bank hereunder or thereunder.

     "Multiemployer Plan" shall mean a Plan which is a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA.

     "Note(s)" shall mean the Revolving Credit Note and the Term Note.

     "Operating Agreement" shall mean the Operating Agreement dated October 10, 1986 between Raymond Leasing and Raymond, as may be amended from time to time.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title 1 of ERISA or any successor thereto.

     "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

     "Plan" shall mean, at any particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "Prime Rate" shall mean the rate of interest per annum announced from time to time by the Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is announced.

     "Raymond Working Capital" shall mean the total of Manufacturing Current Assets, minus Manufacturing Current Liabilities as such terms are, as reflected on Raymond's consolidated financial statements.

     "Reportable Event" shall mean any of the events described in Section 4043(b) of ERISA other than those events as to which the twenty day notice period is waived under Subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg.
Section 2615.

     "Revolving  Credit  Loan" shall mean any Loan to the  Borrower  pursuant to
Section 2.01.

     "Revolving Credit Note" shall mean the promissory note of the Borrower delivered pursuant to Section 2.02.

     "Senior Indebtedness" shall mean the Notes and all other Indebtedness of the Borrower for money borrowed, whether outstanding on the date hereof or hereafter created or incurred, which has not been approved by the Bank in writing as being subordinate and junior to the loans, and which is permitted hereby.

     "Single Employer Plan" shall mean any plan which is not covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     "Short Term Indebtedness" shall mean Indebtedness for money borrowed with a maturity of less than 365 days.

     "Subordinated Debt or Indebtedness" shall mean all Indebtedness which is subordinated in right of payment, form and substance satisfactory to the Bank to all Indebtedness of the Borrower to the Bank, including the currently outstanding Raymond 6.50% Convertible Subordinated Debentures of $57,500,000 due 12/15/2003 which exists in form and substance satisfactory to the Bank.

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person, but excluding Unconsolidated Investees.

     "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the reserve percentages expressed as a decimal established by the Board of Governors of the Federal Reserve System and any other banking authority for determining the reserve requirements of the Bank in respect of new non-personal negotiable time deposits in dollars of over $100,000 with maturities approximately equal to the applicable Interest Period, such reserve requirements including, without limitation, those imposed under Regulation D of such Board of Governors. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in such percentage.

     "Term Loan" shall mean the term loan pursuant to Section 2.04 hereof.

     "Term Note" shall mean the promissory note of the Borrower delivered pursuant to Section 2.05 hereof.

     "Termination Date" shall mean the earlier of December 21, 1996 or the date the Commitment may otherwise be terminated in accordance herewith.

     "Type" shall have the meaning specified in definition of "Loan".

     "Unconsolidated Investees" shall mean any Persons in which either Borrower has an investment and which does not report its results on a consolidated basis with the Borrowers.

     "Unfunded Current Liability" of any Plan means the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

     "Working  Capital"  shall mean for the Borrower and its  Subsidiaries,  the
amount  by  which  Consolidated   Current  Assets  exceed  Consolidated  Current
Liabilities.

              SECTION 1.02. Accounting Terms/Other Definitional Provisions. (a) Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles. "Generally Accepted Accounting Principles" shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Fiancial Accounting Standards Board ("FASB") or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, and the results of operations and changes in financial position, of the Borrower, except that any accounting principle or practice required to be changed by the FASB (or other appropriate board or committee of the FASB) in order to continue as a generally accepted accounting principle or practice may be so changed. Any dispute or disagreement between the Borrower and the Bank relating to the determination of Generally Accepted Accounting Principles shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by the written opinion with respect thereto, delivered to the Bank, of independent accountants selected by the Borrower and approved by the Bank for the purpose of auditing the periodic financial statements of the Borrower.


               (b) Meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

       II. LOANS

               SECTION 2.01. Revolving Credit Loans. (a) Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, the Bank agrees to make loans (individually a "Revolving Credit Loan" and, collectively, the "Revolving Credit Loans") to the Borrowers at any time or from time to time on or after the date hereof and until the earlier of the Termination Date or the date the Commitment shall have been terminated in accordance with the terms hereof, in an aggregate principal amount not in excess of $15,000,000 at any time (the "Commitment"). Within the foregoing limits, the Borrower may borrow, hereunder on or after the date hereof and prior to the Termination Date, repay or reborrow subject to the terms, provisions and limitations set forth herein. After the Termination Date, no amounts repaid may be reborrowed. The obligations of the Borrowers in regard to payment of the Loans hereunder are several not joint, it being expressly agreed and understood that each Borrower shall be liable to the Bank for only the Loans and interest accruing thereon made to such Borrower. Notwithstanding the foregoing, each Borrower shall be jointly and severally liable for any commitment or facility fees, increased costs, indemnities and expenses hereunder and performance of the terms and conditions of this Agreement.


               (b) Revolving, Credit Loans made by the Bank, on any one day shall be in any combination of Prime Rate Loans and Eurodollar Rate Loans, provided, that each Prime Rate Loan shall be in an amount not less than $250,000 and in integral multiples of $250,000, each Eurodollar Rate Loan shall be in an amount not less than $500,000 and in integral multiples of $100,000. The initial Revolving Credit Loan by the Bank shall be made against delivery to the Bank of the Revolving Credit Note, payable to the order of the Bank, as described in Section 2.02 hereof and upon delivery of the other documentation required in Article IV herein.

               (c) Each Prime Rate Loan shall be made upon one (1) Business Day's and each Eurodollar Rate Loan shall be made upon three (3) Business Days', prior written, telegraphic or facsimile notice from the Borrower to the Bank. Each such notice (a "Notice of Borrowing") shall be in substantially the form of Schedule I hereto and shall specify (i) the requested date of such Loan, (ii) the requested Type of Loan, (iii) the requested Interest Period for such Loan, and (iv) the requested amount of such Loan.

               SECTION 2.02. Revolving Credit Note. The Revolving Credit Loans by the Bank shall be evidenced by a promissory note (ad "Revolving Credit Note"), substantially in the form attached hereto as Exhibits A and A-1, appropriately completed by the appropriate Borrower, duly executed and delivered on behalf of each Borrower and payable to the order of the Bank in the principal amount equal to the Commitment. The date and amount of each Revolving Credit Loan, and the identity of the Borrower, the date and amount of each payment or prepayment of principal of any Revolving Credit Loan shall be recorded on the grid schedule annexed to the Revolving Credit Note and each Borrower authorizes the Bank to make such recordation. The Revolving Credit Note and grid schedule shall be presumptive evidence of the Revolving Credit Loans, absent manifest error. The aggregate unpaid amount of the Revolving Credit Loans at any time shall be the principal amount owing on the Revolving Credit Note at such time. Unless the Borrower elects to give a Notice of Conversion as provided in Section 2.04 hereof, the aggregate principal amount outstanding on the Revolving Credit Note shall be payable on the Termination Date. All accrued and unpaid interest on the Revolving Credit Loans shall be payable on each Interest Payment Date and on the Termination Date (if such date is not an Interest Payment Date); provided, however, that if any such day is not a Business Day, such accrued interest, if any, shall be payable on the next succeeding Business Day with additional accrued interest until paid.

               SECTION 2.03. Interest on Revolving Credit Loans. Each Revolving Credit Loan shall bear interest in accordance with Section 2.08, if it is a Prime Rate Loan and Section 2.10, if it is a Eurodollar Rate Loan.

               SECTION 2.04. Term Loan. At any time and from time to time until the Termination Date either Borrower may deliver to the Bank a request (a "Conversion Request") that all or a portion of the then outstanding principal amount of Revolving Credit Loans made to such Borrower be converted to a Term Loan. The Bank agrees that provided no Event of Default exists hereunder, and upon the simultaneous payment or prepayment, as the case may be, (which may be from the proceeds of such Term Loan) in full of the principal of and interest on the Revolving Credit Loans then being converted to such Term Loan to make a three, four or five year term loan (the "Term Loan") to the requesting Borrower on the last day of the Interest Period then in effect for the Revolving Credit Loans being converted. The Term Loan shall be in the principal amount contained in the Conversion Request, and may be in any combination of Prime Rate Loans and Fixed Rate Loans; provided that each Term Loan, shall be in a principal amount of not less than $1,000,000; provided, further, that any request for a conversion to an Absolute Rate Loan must be for an Interest Period co-extensive with the term remaining between the Borrowing Date for such Term Loan request and the Expiration Date (as defined in Section 2.05). The Bank shall make each Term Loan hereunder against delivery to it of a Term Note payable to the Bank, as described in Section 2.05 hereof. The principal amount of any Term Loans made under this section when made shall act as a reduction of the Bank's Commitment to make any Revolving Credit Loans in such principal amounts, provided, however, that prior to the Termination Date, at the time of each principal installment payment pursuant to Section 2.05 hereof such Commitment to make Revolving Credit Loans shall be deemed re-instated by the amount of such principal payment.

             SECTION 2.05. Term Note; Grid Schedules. (a) Each Term Loan shall be evidenced by a promissory note ("Term Note") substantially in the form attached hereto as Exhibit B, appropriately completed, payable to the order of the Bank, duly executed and delivered on behalf of the appropriate Borrower, dated the borrowing date and in the principal amount of such Term Loan. The principal amount outstanding on such Term Note shall be payable as to principal in twelve (12), sixteen (16) or twenty (20) equal consecutive quarterly installments and payable on the last day of each calendar quarter, commencing on the first such day to occur after such Term Loan Borrowing Date with a final payment due on the last day of the 12th, 16th or 20th calendar quarter thereafter as applicable (the "Expiration Date"). The date and amount of each Term Loan, each Term Loan term, each applicable interest rate and related Interest Period, the identity of the Borrower, and the date and amount of each payment or prepayment of principal of such Term Loan shall be recorded on the grid schedule annexed to such Term Note, and each Borrower authorizes the Bank to make such recordation. Each Term Note and grid schedule shall be presumptive evidence of such Term Loan made by the Bank, absent manifest error.

             (b) All said notations and endorsements on the grid schedules annexed to all Notes shall, in the absence of manifest error, be conclusive as to such notations and endorsements, provided, however, that the failure to make said notation or endorsement with respect to any Loan or payment shall not limit or otherwise affect the obligation of any Borrower under the Agreement or the Notes.

             SECTION 2.06. Interest on the Term Loan. The Term Loan shall bear interest in accordance with Section 2.07, if it is an Absolute Rate Loan,
     Section 2.08, if it is a Prime Rate Loan, and Section 2.10, if it is a Eurodollar Rate Loan.

             SECTION 2.07. Interest on Absolute Rate Loans. The Borrower shall pay interest on the unpaid principal amount of each Absolute Rate Loan on the Term Loan from the Borrowing Date of such Loan until the date such principal amount is due and payable, on each Interest Payment Date for such Loan at an interest rate per annum equal to the Absolute Rate applicable to such Loan. Notwithstanding any other provision of this Agreement, (i) the Absolute Rate so quoted by the Bank shall be determined in the sole discretion of the Bank as described in the definitional section hereof, and
     (ii) if any of the conditions described in Section 2.19 hereof exists, the Bank shall not be required to quote a rate for a proposed Absolute Rate Loan or upon the termination of an Interest Period relating to an existing Absolute Rate Loan.

             SECTION 2.08. Interest on Prime Rate Loans. The Borrower shall pay interest on the unpaid principal amount of each Prime Rate Loan that is a Revolving Credit Loan or Term Loan from the Borrowing Date of such Loan until the date such principal amount is due and payable, on each Interest Payment Date for such Loan at an interest rate per annum equal to the Prime Rate.

             SECTION 2.09.  Intentionally Deleted.

               SECTION 2.10. Interest on Eurodollar Rate Loans. The Borrower shall pay interest on the unpaid principal amount of each Eurodollar Rate Loan that is a Revolving Credit Loan or Term Loan from the Borrowing Date of such Loan until the date such principal amount is due and payable, on each Interest Payment Date for such Loan at an interest rate per annum equal to: i) for Raymond Leasing, 1% in excess of the Adjusted Eurodollar Rate and (ii) for Raymond, the Applicable Margin.

               SECTION 2.11. Continuation and Conversion of Loans. The Borrower shall have the right, at any time on three (3) Business Days' prior irrevocable written notice to the Bank, to continue any Prime Rate Loan, or Eurodollar Rate Loan or portion thereof into a subsequent Interest Period, if applicable, and to convert any Loan or portion thereof into a Loan of a different Type, subject to the selection of Interest Periods in accordance with the definition thereof and to the following conditions precedent:

                    (a)  no  Event  of  Default   shall  have  occurred  and  be
             continuing at the time of such continuation or conversion;

                    (b) in the  case of a  continuation  of or  conversion  of a
             Loan(s), the aggregate principal amount of Loans continued or converted shall not be less than $500,000 with respect to Fixed Rate Loans and in multiples of $250,000 with respect to Prime Rate Loans,

                    (c) each conversion shall be effected by the Bank by applying the proceeds of the new Absolute Rate Loan, Prime Rate Loan or Eurodollar Rate Loan to the Loan (or portion thereof) being converted, and accrued interest on the Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion; and

                    (d) a Eurodollar Rate Loan may be converted to another Type of Loan only on the last day of its Interest Period;

                    (e) each request for a Eurodollar Rate Loan or a continuation thereof which shall fail to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month's duration;

                    (f) if the last day of an Interest  Period with respect to a
             Loan that is to be converted to a Fixed Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from the last such day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Prime Rate Loan;

                    (g) in the event that the  Borrower  does not give notice to continue any Eurodollar Rate Loan into a subsequent Interest Period, the Borrower shall be deemed to have requested that such Loan (unless repaid) be converted to a Prime Rate Loan at the expiration of the then current Interest Period; and

                     (h) any conversion of a Revolving Credit Loan into a Term Loan must also comply with the provisions of Section 2.04 hereof.

             SECTION 2.12. Prepayment of Loans. (a) Subject to the provisions of Sections 2.12(b), 2.17, 2.20 and 2.21 hereof, the Borrower may, by 11 a.m. of the day of prepayment in the case of a Prime Rate Loan and three (3) Business Days' notice to the Bank in the case of a Fixed Rate Loan, prepay the outstanding amount of any Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid; provided, however, that any prepayment of any Fixed Rate Loan shall be made on the last day of an Interest Period for such Loan; and provided, further, that each partial prepayment of any Loan shall be in a principal amount not less than $500,000 and integral multiples thereof, except in the case of a Term Loan with a balance of less than $500,000 which may be prepaid in full. Each prepayment of the Term Loan shall be permanent provided, however, that prior to the Termination Date. as described in Section 2.04 hereof such payments shall cause a reinstatement in such amount of the Bank's Commitment to make Revolving Credit Loans.

             (b) The Borrower shall reimburse the Bank on demand for any loss incurred or to be incurred by it in the reemployment of the funds released by any prepayment or conversion of any Fixed Rate Loan required or permitted by any provision of this Agreement (including in the case of Absolute Rate Loans the prepayment premium described in paragraph (d) of this section), in each case if such Loan is prepaid or converted other than on the last day of an Interest Period for such Loan. The Borrower further agrees to reimburse the Bank on demand for any loss incurred or to be incurred by it in the reemployment of the funds released by any refusal by the Borrower to accept any requested Fixed Rate Loan or any requested continuation thereof or conversion thereto. If any prepayment hereunder makes it necessary to apply any principal installment payment on a Note to interest due pursuant to a Fixed Rate Loan, with an Interest Period extending beyond the date of such installment payment, the Borrower shall reimburse the Bank upon demand for any loss incurred or to be incurred by the Bank (determined in accordance with the immediately preceding sentence and based on whether such prepayment was voluntary or required) in the reemployment of funds realized on such installment payment and applied to such Fixed Rate Loan.

               (c) Each prepayment of any Loan shall be applied to the installments thereof in the inverse order of maturity and accompanied by accrued interest on the amount of such prepayment to the date thereof.

               (d) The prepayment premium for any Absolute Rate Loan shall mean, for any prepayment of the Note, a premium (as liquidated damages and not as penalty) payable to the payee in an amount equal to (1) in the case of any such prepayment made within the one year period prior to final maturity, all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by the Bank to lenders of funds borrowed by it to make or carry the Loan and losses sustained by the Bank in connection with the re-employment of such funds) which the Bank may incur with respect to the Loan or (2) in the case of any such prepayment made earlier than one year prior to final maturity, the sum of the present values, each determined at the appropriate Discount Rate, of the excess, if any, of (a) the amount of interest computed at the Cost of Funds Rate on the principal amount of the Note (after giving effect to any scheduled amortization occurring prior to the first day of each Calculation Period) deemed to be due on the last day of each Calculation Period during the remaining term of the Note over (b) the amount of each corresponding interest payment computed at the Redemption Rate. Such present value shall be computed according to the following formula:



                                                  n = X
                                                  -----

                      PV         =                E                     NETn

                                                  n = 1
                                                  -----

                                             (P x (L = R) ) x Daysn - Days n-1
                                                              -----   --------
                                                                   360

                      NETn       =        ------------------------------------
                                                              Daysn - Days0
                                                              -----   -----
                                                                   360
                                             (1 + Zn)


      X      Number,  or fraction thereof,  of Calculation  Periods from date of prepayment to date of final fixed maturity.
      P      Principal prepaid
      L      Cost of Funds Rate
      R      Redemption Rate

     Daysn - Daysn-l = For each  Calculation  Period  "n",  the
                       actual   number   of  days   elapsed   during   that
                       Calculation Period.
     Daysn - Dayso-1 = For each  Calculation  Period  "n",  the actual number of days elapsed from the date of prepayment to the last day of that Calculation Period.
     Z = For each Calculation Period "n", the Discount Rate for that Calculation
         Period.


             "Redemption Rate" shall mean, at any time, the fixed per annum rate (calculated on the basis of a single annual interest payment), as determined by the Bank in its sole discretion on the date of such prepayment, that would be bid by a fixed rate payor under an arm's length interest rate SWAP transaction having (i) a term approximately equal to the period commencing on the date of such prepayment and ending on the stated maturity of such Fixed Rate Loan, (ii) a notional amount equal to the amount of such prepayment, (iii) a floating rate of LIBOR for the notional amount and (iv) a counterparty of creditworthiness acceptable to the Bank.

             "Discount Rate" shall mean for each Calculation Period, the fixed per annum rate, as determined by the Bank in its sole discretion on the date of such prepayment, that would be bid by a fixed rate payor under an arm's length interest rate SWAP transaction having (i) a term approximately equal to such Calculation Period, (ii) a notional amount equal to the amount of such prepayment, (iii) a floating rate of LIBOR for the notional amount and (iv) a counterparty of creditworthiness acceptable to the Bank.

             "Calculation Period" shall mean each annual period commencing on each anniversary of the date the Loan was made (calculated on the basis of a single annual payment), except for the initial Calculation Period following prepayment, which shall commence on the date of such prepayment and end on the next following anniversary date of the date the Loan was made.

             "Cost of Funds Rate" shall mean the annualized cost of funds respecting the Loan determined as of the date the Loan was made (calculated on the basis of a single annual interest payment), such determination to be made by the Bank, which shall be conclusively binding in the absence of manifest error, but which shall be calculated by the Bank on the basis of the rate at which the funds were offered to the Bank on such date for a maturity equal to that of the Loan.

             SECTION 2.13. Reduction or Termination of the Commitment. The Borrowers acting jointly shall have the right, upon at least two (2) Business Days' prior written or telephonic notice (promptly confirmed in writing) to the Bank, at any time to terminate or from time to time reduce the Commitment without premium or penalty; provided, however, that the Commitment may not be reduced to the extent that following such reduction the unpaid principal of the Notes would exceed the Commitment and provided further that, any acceleration of the Termination Date shall be accompanied by the payment of Commitment Fee then accrued hereunder.

               SECTION 2.14. Fees. The Borrowers agree to pay to the Bank, in consideration of its Commitment, a commitment fee ("Commitment Fee") of 3/16% per annum on the average daily unused portion of the Commitment (based on a year of 360 days), payable quarterly commencing on the first day of the second quarter following the Closing Date.

              SECTION 2.15. Default Rate of Interest; Late Payment Penalty. (a) Upon the occurrence of a Default or an Event of Default, the interest rates applicable to the Loans shall immediately without further action by this Bank be increased to 2% above the rate(s) of interest then in effect on the Loans and shall be deemed converted at the end of the then Interest Period to Prime Rate Loans and be deemed to bear interest at a rate equal to 2 % above the Prime Rate until paid in full.

              (b) Borrower also agrees to pay a late charge on any principal and/or interest payments not paid when due at a fluctuating interest rate per annum equal to 1 % above the Prime Rate calculated upon the amount due until the date of payment.

              SECTION 2.16. Application of Payments and Computations. All computations of the Absolute Rate, Prime Rate and Eurodollar Rate and of fees, overdue payment interest charges and penalties hereunder shall be made by the Bank on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

              SECTION 2.17. Funds; Manner of Payment. Each Loan and each payment and prepayment of principal and interest on the Notes shall be made in federal or other immediately available funds without set-off or counterclaim to the Bank. Whenever any payment to be made hereunder or under any Note shall be stated to be due, or whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, such payment shall be made and the last day of such Interest Period shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be. Each Borrower hereby authorizes the Bank to charge its accounts #324009607 and #322010209, as applicable, for all principal and interest payments and any fees due hereunder.

             SECTION 2.18. Capital Adequacy. If the Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) or the Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's holding company, if any, as a consequence of its obligations hereunder to a level below that which the Bank or the Bank's holding company could have achieved but for such adoption, change, compliance or directive (taking into consideration the Bank's policies and the policies of the Bank's holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank's holding company for any such reduction suffered.

              SECTION 2.19. Inability to Determine Rate. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Fixed Rate Loan, the Bank shall have determined (which determination shall, in the absent of manifest error, be conclusive and binding upon the Borrower) that such rate will not accurately reflect the cost to the Bank of making or funding the principal amount of a Fixed Rate Loan during such Interest Period, or that reasonable means do not exist for ascertaining the rate on the Fixed Rate Loan, the Bank shall, as soon as practicable thereafter, give written, telegraphic, telephonic or facsimile notice of such determination to the Borrower and any request by the Borrower for a Fixed Rate Loan conversion or continuation of a Fixed Rate Loan shall be deemed a request for a Prime Rate Loan or another Type of Fixed Rate Loan if it is then currently available. After such notice shall have been given, and until the circumstances giving rise to such notice no longer exist, each request for a Fixed Rate Loan shall be deemed to be a request for a Prime Rate Loan or another Type of Fixed Rate Loan if it is then currently available.

              SECTION 2.20. Other Events. (a) In the event that any enactment of or change after the date hereof in applicable law, regulation, condition, directive or interpretation thereof (including any request, guideline or policy whether or not having the force of law and including, without limitation, Regulation D promulgated by the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) by any authority charged with the administration or interpretation thereof:

                     (i) subjects the Bank to any tax with respect to the Loans hereunder or changes the basis of taxation of payment to the Bank of principal of or interest on any Loan or any commitment hereunder or any other amounts payable hereunder (other than any tax measured by or based upon the overall net income of the Bank or any branch or office thereof, imposed by the United States of America or by any other jurisdiction in which the Bank is qualified to do business or any political subdivision or taxing authority therein); or

                     (ii) imposes,  modifies or deems  applicable any reserve or deposit requirements against any assets held by, deposits with or for the account of, or loans or commitments by, an office of the Bank in connection with payments by the Bank hereunder; or

                     (iii) imposes upon the Bank or any Interbank Market any other condition with respect to any amount paid or payable to or by the Bank pursuant to this Agreement; and the result of any of the foregoing is to increase the cost to the Bank of making the payment or maintaining its Commitment and Term Loan or to reduce the amount of the payment receivable by the Bank hereunder or to require the Bank to make the payment on or calculated by reference to the gross amount of the sum received by it pursuant hereto, in each case by an amount which the Bank in its reasonable judgment deems material, then:

             (A) the Bank shall promptly notify the Borrower in writing of the happening of such event;

             (B) the Bank shall promptly deliver to the Borrower a certificate stating the change which has occurred or the reserve requirements or other conditions which have been imposed on the Bank or the request, direction or requirement with which it has complied, together with the date thereof, the amount of such increased cost, reduction or payment and the way in which such amount has been calculated; and

             (C) the Borrower shall pay to the Bank, within 30 days after delivery of the certificate referred to in clause (B) above, such an amount or amounts as will compensate the Bank for such additional cost, reduction or payment.

      The Bank agrees to designate a different office of the Bank as its lending office for Eurodollar Rate Loans if the designation would avoid or reduce any amount payable by the Borrower to the Bank pursuant to this paragraph
      (a); provided, however, that such designation need not be made if it would result in any additional costs, expenses or risks to the Bank that are not reimbursed by the Borrower pursuant hereto or would be in any other respect prejudicial to the Bank. If the Bank makes a demand for compensation pursuant to this paragraph (a), the Borrower may at any time, upon at least three Business Days' prior written or telegraphic notice to the Bank either (i) repay in full any outstanding Eurodollar Rate Loan or Fixed Rate Loan, together with accrued interest thereon to the date of prepayment or (ii) convert such Loan to a Loan of a different Type, notwithstanding the provisions of Section 2.12(b).

             (b) Failure on the part of the Bank to demand compensation under paragraph (a) above on any one occasion shall not constitute a waiver of its right to demand such compensation on any other occasion and failure on the part of the Bank to deliver any certificate in a timely manner shall not in any way reduce any obligations of the Borrower to the Bank under this Section 2.20.

             SECTION 2.21. Change in Legality. (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any change after the date hereof in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration thereof shall make it unlawful (based on the opinion of any counsel, whether in-house, special or general, for the Bank) for the Bank to make or maintain any Fixed Rate Loan or to give effect to its obligations as contemplated hereby with respect to any Fixed Rate Loan, then, by written notice to the Borrower by the Bank, the Bank may:

                      (i) declare that such Fixed Rate Loans will not thereafter be made by the Bank hereunder, whereupon the Borrower shall be prohibited from requesting such Loans from the Bank hereunder unless such declaration is subsequently withdrawn; and the Bank agrees to withdraw any such declaration if and to the extent that the making and/or maintenance by the Bank of its Fixed Rate Loans shall cease to be unlawful; and

                     (ii) require that all outstanding  Fixed Rate Loans made by it to be converted to Prime Rate Loans, whereupon all such Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in paragraph (b) below (notwithstanding the provisions of Section 2.12).

             (b) For purposes of this Section 2.21, a notice to the Borrower by the Bank pursuant to paragraph (a) above shall be effective, if lawful and if any Fixed Rate Loans shall then be outstanding, on the last day of then current Interest Period; otherwise, such notice shall be effective on the date of receipt by the Borrower.

             (c) The Bank agrees to designate a different office of the Bank as its lending office for Eurodollar Rate Loans if such designation will effect compliance with the law or regulation or interpretation thereof invoking the provisions of this Section 2.21; provided, however, that such designation need not be made if it would result in any additional costs, expenses or risks to the Bank that are not reimbursed by the Borrower pursuant hereto or would be in any other respect prejudicial to the Bank.


      III.  REPRESENTATIONS AND WARRANTIES

             Each Borrower, for itself, represents and warrants to the Bank, that:

             SECTION 3.01.  Organization,  Corporate  Powers,  etc. The Borrower
      (i)is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware or New York, as applicable, and (ii) has the power and authority to own its properties and to carry on its business as now being conducted, (iii) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties is such as to require such qualification and (iv) has the corporate power to execute, deliver and perform the Loan Documents.

             SECTION 3.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings by the Borrower hereunder (a) has been duly authorized, (b) will not violate (i) any provision of law or any governmental rule or regulation applicable to the Borrower, (ii) any order of any court or other agency of government binding on the Borrower or any indenture, agreement or other instrument to which the Borrower is a party, or by which the Borrower or any of its property is bound, and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its property or assets other than as contemplated by the Loan Documents. Each person executing the Loan Documents has full authority to execute and deliver same for and on behalf of the Borrower.

              SECTION 3.03. Financial Condition. (a) The Borrower has furnished the Bank with consolidated financial statements of each Borrower and their Subsidiaries for the fiscal year ending December 31, 1993, audited and certified by Ernst & Young together with unaudited statement/balance sheet and the related statements of income and retained earnings for the period ending September 30, 1994. Such financial statements were prepared in conformity with Generally Accepted Accounting Principles, and present fairly the financial condition of each Borrower and their Subsidiaries and as of the date of such financial statements and the results of operations for the period covered thereby.

              (b)  Neither  the   Borrowers   nor  any  of  their   consolidated
      Subsidiaries had, at the date of the most recent balance sheet referred to above, any material contingent obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto.

              (c) During the period from September 30, 1994 to and including the date hereof there has been no sale, transfer or other disposition by the Borrowers or any of their consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrowers and their consolidated Subsidiaries at September 30, 1994.

              (d) Since September 30, 1994 there has been no development or event nor any prospective development or event, which has had or could reasonably be expected to have a Material Adverse Effect. There is no obligation or liability, contingent or otherwise, of the Borrowers and its Subsidiaries, which is material in amount and which is not, or shall not be, reflected in the foregoing statements (and the related notes thereto) as of said date.

              SECTION 3.04. Taxes. All assessed deficiencies resulting from Internal Revenue Service examinations of the Federal income tax returns of the Borrower have been discharged or reserved against. The Borrower has filed or caused to be filed all Federal, state and local tax returns which are required to be filed, and have paid or have caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except any such taxes that are immaterial in amount or are being contested in good faith with appropriate reserves set aside therefor.

              SECTION 3.05. Title to Properties. The Borrower has good and marketable title to its properties and assets reflected on the balance sheet referred to in Section 3.03 hereof, except for such properties and assets as have been disposed of since the date of such balance sheet as no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of mortgages, pledges, liens, charges and other encumbrances, except as required or permitted by the provisions hereof or as disclosed in the balance sheet referred to in Section 3.03 hereof.

              SECTION 3.06. Litigation. (a) There are no actions, suits or proceedings (whether or not purportedly on behalf of the Borrower) pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any material property of the Borrower, at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which involve any of the transactions contemplated herein or which, if adversely determined against the Borrower, would have a Material Adverse Effect; and (b) the Borrower is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a Material Adverse Effect.

              SECTION 3.07. Agreements. The Borrower is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation materially and adversely affecting its business, properties or assets, operations or condition (financial or otherwise). The Borrower is not in default in any manner which would have a Material Adverse Effect or materially and adversely affect the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any other agreement or instrument to which it is a party.

              SECTION 3.08. ERISA. No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. The present value of all accrued benefits under each Single Employer Plan maintained by the Borrower or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in reorganization or Insolvent.

              SECTION 3.09. Proceeds of the Loan. The proceeds of the Loans shall be used by the Borrower only for the purposes described in the preamble hereto.

              SECTION 3.10. Federal Reserve Regulations. (a) The Borrower is not engaged principally in, nor have as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended to the date hereof). No part of the proceeds of the borrowings hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. No part of the proceeds of the borrowings hereunder will be used for any purpose which violates or which is inconsistent with the provisions of Regulation X of said Board of Governors. If requested by the Bank, the Borrower will furnish to the Bank a statement on Federal Reserve Form U-1.

              (b) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which violates or is inconsistent with the provisions of the Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System.

              SECTION 3.11. Subsidiaries. Attached hereto as Schedule II is a correct and complete list of all the Borrower's Subsidiaries and Affiliates, showing as to each Subsidiary, its name, the jurisdiction of its incorporation and the percentage of such outstanding shares owned by the Borrower and other Subsidiaries, respectively. Each of the Borrower's Subsidiaries and Affiliates is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

              SECTION 3.12. Environmental Matters. To the best knowledge of the Borrower, each of the representations and warranties set forth in paragraphs (a) through (e) of this subsection is true and correct with respect to each parcel of real property owned or operated by the Borrower and/or its Subsidiaries (the "Properties"), except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct could not reasonably be expected to have a Material Adverse
      Effect:

                      (a) The Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials.

                      (b) The Properties and all operations and facilities at the Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination or violation of any Environmental Law which could interfere with the continued operation of any of the Properties or impair the fair market value of any thereof.

                     (c) Neither the  Borrower nor any of its  Subsidiaries  has
             received any complaint, notice of violation. alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or permit compliance with regard to the Properties, nor is the Borrower aware that any Governmental Authority is contemplating delivering to the Borrower or any of its Subsidiaries any such notice.

                     (d) Hazardous  Materials have not been generated,  treated, stored, disposed of, at, on or under any of the Properties, nor have any Hazardous Materials been transferred from the Properties to any other location.

                     (e) There are no  governmental,  administrative  actions or judicial proceedings pending or contemplated under any Environmental Laws to which the Borrower or any of its Subsidiaries is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Laws with respect to any of the Properties.

             SECTION 3.13. Not an Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

             SECTION 3.14. Material Change. No material adverse change in the business or operations of the Borrower has occurred since the financial statements dated as of September 30, 1994 previously delivered to Bank.

             SECTION 3.15. Governmental Approval. No registration with or consent or approval of, or other action by, any Federal, state or other governmental authority or regulatory body is required in connection with the execution, delivery and performance of the Loan Documents or the borrowings hereunder.

             SECTION 3.16. Full Disclosure. All written information heretofore furnished by the Borrower to the Bank for purposes of or in connection with this Agreement is, and all such information hereafter furnished by the Borrower to the Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Bank in writing any and all facts which, in the reasonable judgment of the Borrower have or would be reasonably likely to cause a Material Adverse Effect.

              SECTION 3.17. Binding Effect. This Agreement and each other Loan Document to which the Borrower or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Borrower and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

              SECTION 3.18. Trademarks and Licenses, etc. The Borrower and its Subsidiaries own or are licensed or otherwise have the right to use, to the best of their knowledge, all of the trademarks, service marks, trade names, franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, to the extent that failure to have such rights would reasonably be likely to cause a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device or product, now employed, or now contemplated to be employed by the Borrower or any of its Subsidiaries infringes upon any rights held by any other Person; no claim or litigation regarding any of the foregoing is pending or threatened, and no statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed regarding the foregoing, which, in either case, would reasonably be expected to result in a Material Adverse Effect.


      IV.    CONDITIONS OF LENDING

              The obligation of the Bank to lend hereunder is subject to the following conditions precedent:

              SECTION 4.01. Representations and Warranties: No Default. At the time of each borrowing hereunder: (i) the representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of such time with the same effect as though such representations and warranties had been made on and as of such time; and
      (ii) the Borrowers shall be in compliance with all the terms and provisions set forth herein on their part to be observed or performed, and no Default or Event of Default shall have occurred and be continuing at the time of each borrowing hereunder.

              SECTION 4.02. Opinion of Counsel. On or prior to the Closing Date, the Bank shall have received the legal opinion of the Borrowers' Vice President - General Counsel and Secretary, counsel to the Borrowers covering such matters incident to the transactions contemplated by this Agreement as the Bank may reasonably require.

              SECTION 4.03. No Default Certificate; Deemed Representation. At the time of the initial borrowing hereunder, each Borrower shall deliver to the Bank a certificate in the form of Schedule III, dated such date and signed by the Chief Financial Officer of such Borrower confirming compliance with the conditions precedent set forth in Sections 4.01 hereof. Each request for a subsequent borrowing hereunder shall be deemed a representation and warranty by such Borrower that the conditions precedent set forth in Sections 4.01 hereof are true and correct with the same effect as though such representations and warranties had been made on and as of the date of such borrowing.

              SECTION 4.04. Supporting Documents. On or prior to the Closing Date, the Bank shall have received (a) a certificate of good standing for the Borrowers from the Secretary of the State of Delaware or New York, as appropriate, dated as of a recent date; (b) copies of the Certificates of Incorporation and By-laws of the Borrowers (c) a certificate of the Secretary or an Assistant Secretary of the Borrowers dated the Closing Date and certifying (i) that neither the Certificates of Incorporation nor the By-laws of the Borrowers have been amended since attaching a true and correct copy of any such amendment; (ii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Borrowers authorizing the execution, delivery and performance of the Loan Documents; (iii) the incumbency and specimen signature of each officer of the Borrowers executing the Loan Documents, and a certification by another officer of the Borrowers as to the incumbency and signature of the Secretary or Assistant Secretary of the Borrowers; (d) such other documents as the Bank may reasonably request.

              SECTION 4.05. Other Information, Documentation. The Bank shall receive such other and further information and documentation as it may reasonably require, including, but not limited to, any information or documentation or a letter from the Borrowers relating to their compliance with ERISA and with the requirements of all federal, state and local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, refinement, handling, production or disposal of Hazardous Materials.


      V.      AFFIRMATIVE COVENANTS

              Each Borrower, for itself, covenants and agrees with the Bank that, so long as this Agreement shall remain in effect or any of the principal of or interest on the Notes or any fees remain unpaid, it will, and will cause each of their Subsidiaries to:

              SECTION 5.01. Corporate Existence, Properties, Insurance, etc. Except as permitted in Section 5.02, do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation, its rights and franchises and comply, in all material respects, with all laws applicable to it; at all times maintain, preserve and protect all franchises, trade names, licenses, patents, trademarks and copyrights and preserve all material property used or useful in the conduct of their business and keep the same in good repair, working order and condition, reasonable wear and tear excluded, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times and at all times keep its insurable proportions adequately insured.

              SECTION 5.02. Payment of Indebtedness, Taxes, etc. (a) Pay all indebtedness and obligations as and when due and payable and (b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however. that the Borrower nor any of its Subsidiaries shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and the Borrower or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested; and further provided that, subject to the foregoing proviso, the Borrower and its Subsidiaries will pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefor.

              SECTION  5.03.  Reporting  Requirements.   In  the  case  of  each
      Borrower, furnish directly to the Bank:

                       (a) as soon as available and in any event within 120 days
               after the end of each fiscal year of each Borrower, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and a consolidated income statement and statements of cash flows and changes in stockholders' equity of the Borrower and its consolidated Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the prior fiscal year, and all prepared in accordance with GAAP and as to the consolidated statements accompanied by an opinion thereon acceptable to the Bank by Ernst & Young or other independent accountants of national standing selected by the Borrower;

                       (b) deliver together with the information required in (a)
               above, the same information presented on a consolidating basis prepared by management of each Borrower;

                       (c) as soon as available  and in any event within 45 days
               after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such quarter and a consolidated and consolidating income statement and statements of cash flows and changes in stockholders' equity, of the Borrower and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP and certified by the chief financial officer of the Borrower (subject to year-end adjustments);

                      (d) promptly upon receipt  thereof,  copies of any reports submitted to the Borrower or any of its Subsidiaries by independent certified public accountants in connection with examination of the financial statements of the Borrower or any such Subsidiary made by such accountants;

                      (e) simultaneously with the delivery of the financial statements referred to above, a certificate of the chief financial officer of the Borrower (i) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) with computations demonstrating compliance with the covenants contained in Sections VII, VIIA or VIIB, as applicable;

                      (f) promptly  after the  commencement  thereof,  notice of each action, suit, and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries which, (i) involves a claim in which it appears that the potential liability exceeds 1/2% of the Consolidated Tangible Net Worth plus Subordinated Debt approved by the Bank in writing;
              (ii) if determined adversely to the Borrower or such Subsidiary, could have a material adverse effect on the financial condition, properties, or operations of the Borrower or such Subsidiary, or
              (iii) questions the validity of any of the Loan Documents;

                      (g) as soon  as  possible  after  the  occurrence  of each
              Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

                      (h) at all times indicated in (a) above, a copy of the management letter prepared by the independent auditors;

                      (i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrowers and any of their Subsidiaries as the Bank may reasonably request.

              SECTION 5.04. Access to Premises and Records. Maintain financial records in accordance with Generally Accepted Accounting Principles and permit representatives of the Bank to have access to such financial records and the premises of the Borrower and any of its Subsidiaries upon request, and to make such excerpts from such records or to conduct such audits and field examinations as such representatives deem reasonably necessary.

              SECTION 5.05. Notice of Adverse Change. Promptly, but not later than fifteen (15) Business Days after any change or information shall have come to the attention of any Executive Officer of the Borrower, notify the Bank in writing of (a) any change in the business or the operations which, in the good faith judgment of such officer, would be reasonably likely to have a Material Adverse Effect, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Bank pursuant to this Agreement, fail, to any material extent, to present fairly the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

              SECTION 5.06. Notice of Default. Promptly, in the event any Executive Officer of the Borrower knows of any Default or Event of Default, or knows of an event of default under any other agreement, furnish to the Bank a written statement as to such occurrence, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.

              SECTION 5.07. ERISA. (a) Comply, in all material respects with the provisions of ERISA applicable to any Plan maintained by the Borrower and the Subsidiaries; (b) As soon as possible and, in any event, within 10 days after the Borrower or any Subsidiary knows any of the following, deliver to the Bank a certificate of the Chief Financial Officer setting forth details as to such occurrence and such action, if any, which the Borrower, any Subsidiary or ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, ERISA Affiliate, the PBGC, a Plan participant or the Plan Administrator with respect thereto: that a Reportable Event has occurred or is expected to occur, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA, that proceedings may be or have been instituted to terminate a Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Borrower, any Subsidiary or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA. In addition to any certificates or notices delivered to the Bank pursuant to the second sentence hereof, copies of annual reports and any other notices received by the Borrower or Subsidiary required to be delivered to the Bank hereunder shall be delivered to the Bank no later than 30 days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by the Borrower or the Subsidiary.
                                     - 30 -

              SECTION 5.08. Compliance with Contractual Obligations and Reguirements of Law; Applicable Laws. Comply, in all material respects, with all Contractual Obligations and Requirements of Law, the breach of which would be reasonably likely to have a Material Adverse Effect.

              SECTION 5.09. Subsidiaries. Give the Bank prompt written notice of the creation, establishment or acquisition, in any manner, of any Subsidiary or Affiliate not existing on the date hereof.

              SECTION 5.10.  Environmental Laws.

              (a) Comply with, and insure compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain and insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect;

              (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect; and

              (c) Defend, indemnify and hold harmless the Bank and its respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or non-compliance with any Envirorunental Laws applicable to the real property owned or operated by the Borrower or any of its Subsidiaries, or any orders requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.

              SECTION 5.11. Support Services Agreement. Raymond shall maintain the Support Services Agreement dated September 1, 1993, among it and its Canadian Subsidiaries, R.H.E., Ltd. and Raymond Industrial Equipment, Ltd., in effect, comply with its obligations thereunder, and enforce the obligations of its Subsidiaries thereunder, all without waiver, amendment or assignment by any of the parties, except with the prior written consent of the Bank.

               SECTION 5.12. Voting of Subsidiaries' Shares. The Borrowers will each vote the shares of any Subsidiary, and cause any Subsidiary share to be voted, in a manner which will not violate any of the covenants or restrictions of this Agreement or any other of the Loan Documents.

      VI.    NEGATIVE COVENANTS

             Each Borrower for itself covenants and agrees with the Bank that, so long as this Agreement shall remain in effect or any of the principal of or interest on the Notes or any fees remain unpaid, it will not, nor will it permit any Subsidiary to, directly or indirectly:

             SECTION 6.01. Liens. Incur, create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance or restriction of any nature whatsoever (including conditional sales, other title retention agreements or liens on inventory or accounts receivables) on any of their assets now or hereafter owned, other than:

                     (a)  liens  existing  on the date  hereof  as set  forth on
             Schedule IV attached hereto which liens are not to be renewed, extended or refinanced;

                     (b) deposits  under  workmen's  compensation,  unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety, appeal bonds or discharge of lien bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

                     (c) statutory liens of landlords and other liens imposed by law, such as carriers', warehousemen's or mechanic's liens, incurred in good faith in the ordinary course of business and deposits made or bonds filed in the ordinary course of business to obtain the release of such liens;

                     (d) liens for taxes not yet due, or liens for taxes contested as permitted by Section 5.02;

                     (e)    any other liens granted to the Bank, and

                     (f) debt  secured  by  purchase  money  mortgages  or other encumbrances on after acquired property, provided that the principal amount of all such secured debt does not exceed 10% of the Borrower's tangible net worth plus Subordinated Debt approved by the Bank in writing.

             SECTION 6.02. Guarantees, Etc. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or any agreement to maintain or cause such

      Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for the obligations of any Person ("Guarantee"), or permit any of its Subsidiaries to do so, (i) except Guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and
      (ii) except Guarantees of obligations aggregating not more than 10% of the amount of its tangible net worth (excluding, however, from such calculation Raymond's guarantee of Raymond Leasing's 8.86% Senior Notes due November 27, 1997) from time to time, which Guarantee obligations shall be included in current liabilities, total liabilities or funded debt, as appropriate, depending on the terms of the guaranteed obligations.

             SECTION 6.03. Sale of Notes. Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other rights to receive payment with or without recourse, except for the purpose of collection in the ordinary course of business.

             SECTION 6.04. Investments. Make investments, lend or advance money, purchase or hold beneficially any stock, other securities, or evidences of indebtedness of, purchase or acquire all or a substantial part of the assets of, make or permit to exist any interest whatsoever in, any other Person, other than as set forth in Section 6.12 hereof, except that the Borrower may invest in:

                     (a) direct  obligations  of the United States of America or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; or

                     (b) time  certificates  of deposit issued by any commercial bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of $500,000,000; or

                     (c) commercial paper rated not less than A-1 or P-1 or
             their equivalent by Moody's Investor Services, Inc. or Standard & Poor's Corporation, respectively; or

                     (d) money market mutual funds having assets in excess of two billion dollars;

                     (e) advances to and/or investments in Subsidiaries that guaranty all Loans on terms satisfactory to the Bank;

                     (f) capital leases under which Raymond Leasing is the lessor, entered into by Raymond Leasing in the ordinary course of its equipment leasing business; and

                     (g) advances or  investments  by Raymond in  Unconsolidated
             Investees made after December 31, 1994 aggregating up to 15 % of tangible net worth plus Subordinated Debt approved by the Bank in writing, or

                     (h) advances  and/or  investments in any Person (other than permitted above), whether by acquisition of stock, indebtedness, other obligation or security, or by loan, advance, capital contribution, or otherwise so long as (i) the sum of such acquisition, advance or investment (valued immediately after such action) made after December 31, 1994 does not exceed 10% of the Borrower's tangible net worth plus Subordinated Debt approved by the Bank in writing, (ii) a default or an event of default under this Loan Agreement would not exist, and (iii) the Borrowers could incur at least $1.00 of additional Senior Indebtedness.

               SECTION 6.05. Change in Business. Materially change or alter the nature of its business from the business currently engaged in.

               SECTION 6.06. Dividends. Declare or pay any cash dividend on its capital stock or make any other distribution with respect to its capital stock (other than distributions in accordance with Section 6.11 hereof) or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value or set apart any sum for the redemption, retirement, purchase or other acquisition of, directly or indirectly, any share of its capital stock or warrants or options therefor except that: (a) the Borrower may declare and deliver dividends and make distributions payable solely in common stock of the Borrower; (b) the Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock; (c) either Borrower may make or declare cash dividends with respect to the capital stock of the Borrower unless immediately after giving effect thereto, the sum of such cash dividends would not exceed the sum of 50% of cumulative net income (minus 100% of any net loss) subsequent to December 31, 1993, plus $2,000,000 for Raymond and $1,000,000 for Raymond Leasing. In addition, neither Borrower will authorize or make any cash dividends if, after giving effect thereto, a default or event of default would exist or if the Borrower could not incur at least $1.00 of additional Senior Indebtedness.

               SECTION 6.07. Subordinated Debt. Make any optional prepayment of, or purchase, redeem or otherwise acquire, or amend any provision in respect of the subordination or the terms of payment of any Subordinated Debt except such Subordinated Debt may be converted in part or in full to equity.

               SECTION 6.08. Accounting Policies and Procedures. Permit any material change in the accounting policies and procedures of the Borrower, other than as required by generally accepting accounting principles, including a change in the Borrower's fiscal year, without the prior consent of the Bank.

              SECTION 6.09 Stock of Subsidiaries, Etc. (a) Sell or otherwise dispose of any shares of capital stock of any of its Subsidiaries, or (b) permit any such Subsidiary to issue any additional shares of its capital stock, except as permitted by Section 6.06, and except for directors' qualifying shares.

              SECTION 6.10. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate or permit any of its Subsidiaries to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not an Affiliate.

              SECTION 6.11. Merger or Consolidation or Sales of Assets. Neither Borrower will and will not permit a Subsidiary to, become a party to any merger or consolidation or sell, lease, assign or otherwise dispose of 10% or more of its consolidated assets in any fiscal year or assets which have accounted for 10% or more of Consolidated Adjusted Net Income in the fiscal year (except that any Subsidiary may merge into or consolidate with either Borrower or another Subsidiary so long as the Borrower would be the surviving Corporation) unless immediately thereafter (1) the Borrower would be the surviving corporation or (2) the surviving corporation would be (i) organized under the laws of the United States,
       (ii) would be engaged in the same line of business as Borrower, (iii) the surviving corporation expressly assumes, in writing, the due and punctual payment of the principal and interest and premium, if any, on the loans and the due and punctual performance and observance of all covenants and, in the case of Leasing, (iv) Raymond expressly acknowledges such merger or consolidation and the continuing validity of the Operating Agreement; provided, however, that in any case, no event of default would exist under the covenants contained in this Agreement and the Borrower would be able to issue at least $1.00 of additional Senior Indebtedness.

              SECTION 6.12. Restrictions on Leases of Equipment. Raymond Leasing shall not, and shall not permit its Subsidiary to, at any time permit the aggregate original cost of all equipment at any time subject to a lease and manufactured or sold by a Person other than Raymond to exceed 15% of the aggregate original cost of all equipment at such time subject to a lease provided, however, that for purposes of this Section, batteries and chargers shall be deemed to be equipment manufactured by Raymond.

              SECTION 6.13. The Raymond Corporation Subsidiaries. Raymond shall not enter into any agreement or other arrangement, or take or permit its Subsidiaries to take any action, which would limit its ability to receive loans or dividends from any of its Subsidiaries other than Raymond Leasing, or would limit the ability of such Subsidiaries to make such loans or pay such dividends.


      VII.   FINANCIAL COVENANTS - THE RAYMOND CORPORATION

              So long as any of the Notes shall remain unpaid or the Bank shall have any Commitment under this Agreement, Raymond agrees that it shall, at all times, with respect to (i) itself, (ii) its existing consolidated Subsidiaries other than Raymond Leasing and (iii) any Subsidiaries that become consolidated Subsidiaries after the date of this Agreement:

               SECTION 7.01. Minimum Working Capital. Maintain Raymond Working Capital of not less than $45,000,000.

               SECTION 7.02. Minimum Tangible Net Worth. Maintain a tangible net worth of not less than $42,000,000 plus 50% of its net income earned subsequent to December 31, 1993.

               SECTION  7.03.   Leverage  Ratio.   Maintain  a  ratio  of  total
     unsubordinated liabilities to tangible net worth of not greater than 1.25 to 1.00.

             SECTION 7.04. Interest Coverage. Maintain as of the end of each calendar quarter a ratio of EBITDA for the four calendar quarter period then ended, to Interest Expense for such period of not less than 2.25 to 1.0.

               SECTION 7.05. Loss Quarters. Not have a net loss in two (2) consecutive calendar quarters or in any fiscal year.

     VII-A.          FINANCIAL COVENANTS - RAYMOND LEASING

             So long as any of the Notes shall remain unpaid or the Bank shall have any Commitment under this Agreement, Raymond Leasing agrees that it shall, at all times:

             SECTION 7A.01. Minimum Tangible Net Worth. Maintain a tangible net worth of not less than $20,000,000, plus 50% of its net income earned subsequent to December 31, 1993.

             SECTION 7A.02. Leverage Ratio. Maintain a ratio of Senior Indebtedness to tangible net worth of not greater than 3.0 to 1.0.

             SECTION 7A.03. Interest Coverage. Maintain as of the end of each calendar quarter a ratio of EBITDA for the four calendar quarter period then ended, to Interest Expense for such period of not less than 1.3 to 1.00.

             SECTION 7A.04. Loss Quarter. Not incur a net loss in two (2) consecutive calendar quarters or in any fiscal year.

             SECTION 7A.05. Working Capital. Maintain a Working Capital of not less than $0.

      VII-B FINANCIAL COVENANTS - CONSOLIDATED

              So long as any of the Notes shall remain unpaid or the Bank shall have any Commitment under this Credit Agreement, the Borrowers agree that they shall, at all times, with respect to (i) themselves, (ii) their existing consolidated Subsidiaries, and (iii) any Subsidiaries that become consolidated Subsidiaries after the date of this Agreement:

              SECTION 7B.01. Minimum Tangible Net Worth. Maintain at all times a Consolidated Tangible Net Worth of not less than $65,000,000, plus 50% of their consolidated net income earned subsequent to December 31, 1993.

              SECTION 7B.02. Leverage Ratio. Maintain at all times a ratio of Consolidated Total Unsubordinated Liabilities to Consolidated Tangible Net Worth of not greater than 1.50 to 1.00.

              SECTION 7B.03. Interest Coverage. Maintain as of the end of each calendar quarter a ratio of consolidated EBITDA for the four calendar quarter period then ended, to Consolidated Interest Expense for such period of not less than 2.00 to 1.00.

              SECTION 7B.04. Consolidated Losses. Not incur consolidated net losses in two (2) consecutive calendar quarters or in any fiscal year.


      VIII.  EVENTS OF DEFAULT

              SECTION 8.01. Events of Default. In the case of the happening of any of the following events ("Events of Default"):

                      (a) default shall occur (i) in the payment of the principal or interest on any of the Notes or Loans when due or
              (ii) in the payment of any fees or other amounts due hereunder within five (5) days after such fees or other amounts become due in accordance herewith;

                      (b) any representation or warranty herein or in any of the
              Loan Documents, in any certificate or report furnished in connection herewith or in any amendment to this Agreement, shall prove to be false or misleading in any material respect when made or given or deemed made or given;

                      (c) default  shall be made in respect of any  agreement or obligation relating to any obligation of the Borrowers or their Subsidiaries for borrowed money (other than the Notes), if the effect of such default or the result of any action by the obligee is to accelerate the maturity of such obligation or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such obligation to become due prior to the stated maturity thereof or which, with the passage of time, the giving of notice or both would constitute an event of default under any agreement, or any such obligation shall not be paid when due after giving effect to any applicable grace period;

                       (d)  default  shall  be  made in the  due  observance  or
              performance  of  any  covenant,   condition  or  agreement  to  be
              performed pursuant to Article VI of this Agreement;

                      (e)  default  shall  be  made  in the  due  observance  or performance of any covenant, condition or agreement to be performed pursuant to this Agreement other than as described in
              (d) above which shall continue unremedied for more than ten (10) days;

                      (f) (i)  default  shall be made in the due  observance  or performance of any covenant, condition or agreement of the Borrowers to be performed pursuant to the Loan Documents (other than this Agreement) and not cured within any applicable grace period or (ii) any of the Loan Documents (other than this Agreement), shall cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested or any party thereto shall deny that it has any further liability to the Bank with respect thereto;

                      (g) the Borrowers or any of their  Subsidiaries  shall (i)
              voluntarily commence any case, proceeding or other action or file any petition seeking relief under Title 11 of the United States Code or any other existing or future Federal domestic or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition,
              (iii) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for the Borrowers or any of their Subsidiaries or for a substantial part of their property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,
              (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take corporate action for the purpose of effecting any of the foregoing;

                      (h) an involuntary case,  proceeding or other action shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of its Subsidiaries or of a substantial part of its property, under Title 11 of the United States Code or any other existing or future Federal, domestic or foreign bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Borrowers or any Subsidiary or for a substantial part of their property, or (iii) the winding-up or liquidation of the Borrowers or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days;

                       (i) there shall be commenced against the Borrowers or any
              of their Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

                     (j) one or more  judgments  or  decrees  shall  be  entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $500,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof and have not been reserved for on Borrower's financial statements and which are not actually being contested in good faith in appropriate proceeding;

                     (k) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Plan (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Bank is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operation, property or financial or other condition of the Borrower or any of its Subsidiaries and its Subsidiaries taken as a whole;

                       (1) Raymond shall at any time and for any reason cease to
              own beneficially 100% of the outstanding capital stock of Raymond Leasing;

      then, at any time thereafter during the continuance of any such event, the Bank may, by written notice to the Borrowers (i) terminate the Commitment, Revolving Credit Loans and the Term Loan(s) and, (ii) declare the Notes to be forthwith due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding, provided, however, that if an event specified in

      Section 8.01(g) or (h) hereof shall have occurred, the Conmmitment, Revolving Credit Loans and Term Loan(s) shall automatically terminate and the Notes shall immediately become due and payable, and the Bank in each instance shall have the right to exercise its rights under the Loan Documents as permitted by law.

      IX.    MISCELLANEOUS

             SECTION 9.01. Notices. All notices, requests and other communications provided for hereunder shall be in writing and shall be deemed to have been duly given or made when delivered by hand or facsimile at the address set forth below, or if sent by certified mail, three days after the day on which mailed, or, in the case of telex, when answerback received, or, in the case of an overnight courier service, one business day after delivery to such courier service, addressed as set forth below, or to such other address as may be hereafter notified by the respective parties hereto:

                     (a)    if to Chemical Bank, at

                                   Chemical Bank
                                   1975 Lake Street
                                   Elmira, N.Y.  14901
                                   Attention:  Christine M. McLeod, VP
                                   Fax #:  607-734-7645

                     (b)    if to the Borrowers, at

                                   Mr. William B. Lynn, Executive Vice President The Raymond Corporation
                                   Mr. Patrick J. McManus, President
                                   Raymond Leasing Corporation
                                   Corporate Headquarters
                                   Greene, NY  13778
                                   Fax #:  607-656-9942


                     (c) as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 9.01.

             SECTION 9.02. Survival of Agreement; Successors and Assigns. (a) All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Bank of the Loans herein contemplated and the execution and delivery to the Bank of the Notes evidencing such Loans and shall continue in full force and effect so long as the Notes are outstanding and unpaid or the Commitment is outstanding.

              (b) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include (i) the successors and assigns of such party; (ii) all covenants, promises and agreements by or on behalf of the Borrower which are contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the Bank and (iii) no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with this Agreement or any of the other Loan Documents. The Bank shall not have any obligation to any Person not a party to this Agreement or other Loan Documents.

             SECTION 9.03.  Expenses of the Bank; Indemnification.

             (a) The Borrowers will pay all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with the preparation, development and execution of the Loan Documents and any amendment, supplement or modification to this Agreement, the Notes and the other Loan Documents including, without limitation, the fees and disbursements of counsel to the Bank (including, without limitation, allocation of the cost of in-house counsel to the Bank whether or not the transactions hereby contemplated shall be consummated), the making of the Loans hereunder, the costs and expenses incurred in connection with the enforcement or preservation of any rights of the Bank under this Agreement, the Notes and the other Loan Documents or in connection with the Loans, including, without limitation, fees and disbursements of counsel to the Bank (including, without limitation, allocation of the cost of in-house counsel to the Bank).

             (b) The Borrowers agree to indemnify the Bank and its respective directors, officers, employees and agents against, and to hold the Bank and each such person harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against the Bank or any such person arising out of, in any way connected with, or as a result of (i) the use of any of the proceeds of the Loans, (ii) this Agreement or other Loan Documents, (iii) the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder (including but not limited to the making of the Commitment) and consummation of the transactions contemplated hereby and thereby, (iv) breach of any representation or warranty or (v) any claim, litigation, investigation or proceedings relating to any of the foregoing, whether or not the Bank or any such person is a party thereto; provided, however, that such indemnity shall not, as to the Bank, apply to any such losses, claims, damages, liabilities or related expenses to the extent that they result from the gross negligence or willful misconduct of the Bank.

             (c) The Borrowers agree to indemnify, defend and hold harmless the Bank and its respective officers, directors, shareholder, agents and employees (collectively, the "Indemnities") from and against any loss, cost, damage, liability, lien, deficiency, fine, penalty or expense (including, without limitation, reasonable attorney's fees and reasonable expenses for investigation, removal, cleanup and remedial costs and modification costs incurred to permit, continue or resume nominal operations of any property or assets or business of the firm) arising from a violation of, or failure to comply with any Environmental Laws and to remove any lien arising therefrom except to the extent caused by the gross negligence or willful misconduct of any Indemnitee, which any of the Indemnities may incur of which may be claimed or recorded against any of the Indemnities by any Person.

             (d) The provisions of this Section 9.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any of the Loan Documents, or any investigation made by or on behalf of the Bank. All amounts due under this
     Section 8.03 shall be payable on written demand therefor.

             SECTION 9.04. Applicable Law. This Agreement, the Notes and the other Loan Documents (other than those containing a contrary express choice of law) shall be governed and construed by and interpreted in accordance with the laws of the State of New York.

             SECTION 9.05. Waiver of Rights by the Bank; Waiver of Jury Trial, etc. (a) Neither any failure nor any delay on the part of the Bank in exercising any right, power or privilege hereunder or under the Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation referred to in this Section any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each party hereto (i) certifies that neither any representative, agent or attorney of the Bank has represented, expressly or otherwise, that the Bank would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it has been induced to enter into this Agreement or the Loan Documents, as applicable, by, among other things, the mutual waivers and certifications herein.

              (b) THE BORROWERS AND THE BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR ACTION IN ANY WAY, INVOLVING OR ARISING, DIRECTLY OR INDIRECTLY, OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

              SECTION 9.06. Acknowledgments. The Borrowers hereby acknowledge that:
                       (a) each has been advised by counsel in the  negotiation,
              execution and delivery of this Agreement, the Notes and the other Loan Documents;

                       (b) the Bank  does not  have any  fiduciary  relationship
              with the Borrower and the relationship between the Bank, on one hand, and the Borrower, on the other hand, is solely that of debtor and creditor; and

                       (c) no joint venture  exists between the Borrower and the
              Bank.

               SECTION 9.07. Consent to Jurisdiction. (a) The Borrowers hereby irrevocably submit to the non-exclusive jurisdiction of any United States federal or New York state court sitting in New York City in any action or proceedings arising out of or relating to any Loan Documents and the Borrowers hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such a court or the fact that such court is an inconvenient forum.

               (b) The Borrowers irrevocably and unconditionally consent to the service or process in any such action or proceeding in any of the aforesaid courts by the mailing of copies of such process to it by certified or registered mail at its address specified in Subsection 9.01

               SECTION 9.08. Extension of Maturity. Except as otherwise expressly provided herein, whenever a payment to be made hereunder shall fall due and payable on any day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in computing interest.

               SECTION 9.09. Modification of Agreement. No modification, amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrowers or any of their Subsidiaries therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrowers or any of their Subsidiaries in any case shall entitle the Borrowers or any of their Subsidiaries, as the case may be, to any other or further notice or demand in the same, similar or other circumstance.

               SECTION 9. 10. Participations and Assignments. (a) Neither Borrower may assign or transfer any of its interests under this Agreement, the Notes or the Loan Documents.

               (b) The Bank reserves the right to grant participations in or to sell and assign its rights, duties or obligations with respect to the Loans or the Commitment to such banks, lending institutions or other parties as it may choose, including, without limitation, any Federal Reserve Bank in accordance with applicable law and without the consent of the Borrower, which consent is deemed to be granted.

               SECTION 9. 1 1. Reinstatement; Certain Payments. If claim is ever made upon the Bank for repayment or recovery of any amount or amounts received by the Bank in payment or on account of any of the obligations under this Agreement, the Bank shall give prompt notice of such claim to the Borrower, and if the Bank repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Bank or any of its property, or (ii) any settlement or compromise of any such claim effected by the Bank with any such claimant, then and in such event such Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Borrower notwithstanding the cancellation of the Notes or other instrument evidencing the obligations under this Agreement or the termination of this Agreement, and such Borrower shall be and remain liable to the Bank hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Bank.

             SECTION 9.12. Right of Setoff. In addition to any rights and remedies of the Bank provided by law, the Bank is hereby authorized at any time and from time to time, without prior notice to the Borrowers (any such notice being expressly waived by the Borrowers) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now and hereafter existing under this Agreement and the Note held by the Bank, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Note and although such obligations may be in any currency, direct or indirect, absolute or contingent, matured or unmatured. The Bank agrees to promptly notify the Borrowers after any such setoff and application made by the Bank, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

             SECTION 9.13. Severability. In case any one or more of the provisions contained in this Agreement or in the Notes should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

              SECTION 9.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

             SECTION 9.15.  Entire Agreement; Cumulative Remedies.

             (a) This Agreement and the other Loan Documents constitute the entire agreement among the parties hereto and thereto as to the subject matter hereof and thereof and supersede any previous agreement, oral or written, as to such subject matter.

              (b) The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

              SECTION 9.16. Headings. Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.


            SECTION 9.17. Exhibits and Schedules. Exhibits A, A-1, B and C and Schedules I through IV shall constitute an integral part of this Agreement.


            IN WITNESS WHEREOF, the Borrowers and the Bank have caused this Agreement to be duly executed by their duly authorized officers, all of the day and year first above written.


                                                RAYMOND LEASING CORPORATION


                                                By:  /s/ Patrick J. Mc Manus
                                                    ---------------------------
                                                         Title: President


                                                THE RAYMOND CORPORATION


                                                By:  /s/ William B. Lynn
                                                    ---------------------------
                                                Title: Executive Vice President



                                                CHEMICAL BANK


                                                By: /s/ Christine M. McLeod
                                                    ---------------------------
                                                    Vice President

                                   SCHEDULE I


                      Notice of Borrowing (or Conversions)
                      ------------------------------------

      To:  Chemical Bank                        Dated:  December         , 1994

             Reference is made to the Revolving Credit and Term Loan Agreement dated December 21, 1994 (the "Agreement") between CHEMICAL BANK (the "Bank") and THE RAYMOND CORPORATION AND RAYMOND LEASING CORPORATION. Unless otherwise defined herein, the terms defined in the Agreement are used herein as so defined.

             The undersigned, an authorized officer of _____________________ (the "Borrower") hereby requests that a Loan be made to Borrower and certifies in accordance with the provisions of Section 2.01 or 2.04 of the Agreement as follows:

             1. The requested date for the funding of such Loan is $___________

             The amount of the proposed Loan is $___________ and the outstanding balances of all Loans, after giving effect to the proposed Loan, will be as follows, which sums are and will be owed to the Bank without any offsets or defenses whatsoever:

                    A.       Loans under  Section  2.01  made  by  Bank:

                               Borrower                                 Balance
                               --------                                 -------

                             The Raymond Corporation                  $---------
                             Raymond Leasing Corporation              $---------


                             Total                                    $---------

                    B.       Loans made under Section 2.04 made by Bank:

                               Borrower                                 Balance
                               --------                                 -------

                             The Raymond Corporation                  $---------
                             Raymond Leasing Corporation              $---------

                             Total                                    $---------

              2. The Borrower hereby elects in accordance with Section 2.03, 2.07, 2.08 or 2.10 of the Agreement, that _____________________ of the Loan being requested shall be a ______________ Rate Loan.

             3. The amount requested should be credited to checking account number __________ which is currently maintained with your Bank. (Not to be completed in cases of conversion. Instead, conversions should read, "The amount requested to be converted is $_______.)

             4. No Default or Event of Default has occurred or would result from such Loan.

             5 . No material adverse change has occurred in the condition of the Borrower which would substantially impair the Borrower's ability to carry on its business.

             6. The representations and warranties contained in Article III of the Agreement are true and correct on and as of the date of this Certificate, and will be true and correct on and as of the date of the requested Loan, as though made on and as of such dates. With respect to
      Section 3.03, all additional borrowings and repayments under existing credit arrangements have been adequately reflected in Borrower's financial statements. With respect to Section 3.12, there have been no material developments which increase Borrower's environmental exposure.




                                           THE RAYMOND CORPORATION
                                           or RAYMOND LEASING
                                           CORPORATION, as appropriate


                                           By:_____________________________
                                              Title:

                                  Schedule II
                                  -----------

                  SUBSIDIARIES OF THE RAYMOND CORPORATION (a)
                  -------------------------------------------

                                                                           Percentage of             State or Other
                                                                           Voting Securities         Jurisdiction in
                                                                           Owned                     Which Organized
                                                                           ----------------------------------------------

        Dockstocker Corporation                                              100(b)                  New York
        (Subsidiary of Raymond Sales Corporation)

        Heubel Material Handling, Inc.                                        94(c)                  Missouri
        (Subsidiary of Raymond Sales Corporation)

        The Raymond Export Corporation                                       100(b)                  U.S. Virgin Islands

        Raymond Handling Concepts Corporation                                 74(c)                  California
        (Subsidiary of Raymond Sales Corporation)

        R.H.E. Ltd.                                                          100(b)                  Canada

        Raymond Industrial Equipment, Limited                                100(b)                  Canada
        (Subsidiary of R.H.E. Ltd.)

        Raymond Leasing Corporation                                          100(b)                  Delaware

        Raymond Production Systems Corporation                               100(b)                  California

        Raymond Rental Corporation                                           100(b)                  New York
        (Subsidiary of Raymond Leasing Corporation)

        Raymond Sales Corporation                                            100(b)                  New York

        Raymond Transportation Corporation                                   100(b)                  New York

        Welch Equipment Company, Inc.                                        100(c)                  Colorado

        Welch Equipment Company, Inc. (Utah)                                 100(c)                  Utah

        (a) Unless otherwise noted, the Registrant is the Parent of the above listed company.

        (b)      Included in consolidated financial statements.

        (c) Included in consolidated financial statements on an equity basis.

                                  SCHEDULE III

                             No Default Certificate
                             ----------------------



 To:  Chemical Bank

 Re: Revolving Credit and Term Loan Agreement with The Raymond Corporation and Raymond Leasing Corporation.

      Pursuant to the provisions of the Revolving Credit and Term Loan Agreement dated December 21, 1994 between Chemical Bank and The Raymond Corporation and Raymond Leasing Corporation, the undersigned, hereby certifies as the Chief Financial Officer of The Raymond Corporation and Raymond Leasing Corporation as follows:

      1 . No Event of Default specified in Section 8 of the Revolving Credit and Term Loan Agreement referred to above (the "Agreement") and no event which, pursuant to the provisions of Section 8 of the Agreement would, with a lapse of time and/or notice specified therein, become such an Event of Default, has occurred or is continuing;

      2. No material adverse change has occurred in the financial condition of either The Raymond Corporation or Raymond Leasing Corporation which would impair the ability of either Corporation to carry on its business; and

      3. The representations and warranties contained in Section 3 of the Agreement continue to be true and correct.


                                          THE RAYMOND CORPORATION



                                          By: /s/ William B. Lynn
                                              --------------------------------
                                              Title: Executive Vice President

                                  SCHEDULE III

                             No Default Certificate
                             ----------------------



 To:  Chemical Bank

 Re: Revolving Credit and Term Loan Agreement with The Raymond Corporation and Raymond Leasing Corporation.

      Pursuant to the provisions of the Revolving Credit and Term Loan Agreement dated December 21, 1994 between Chemical Bank and The Raymond Corporation and Raymond Leasing Corporation, the undersigned, hereby certifies as the Chief Financial Officer of The Raymond Corporation and Raymond Leasing Corporation as follows:

      1 . No Event of Default specified in Section 8 of the Revolving Credit and Term Loan Agreement referred to above (the "Agreement") and no event which, pursuant to the provisions of Section 8 of the Agreement would, with a lapse of time and/or notice specified therein, become such an Event of Default, has occurred or is continuing;

      2. No material adverse change has occurred in the financial condition of either The Raymond Corporation or Raymond Leasing Corporation which would impair the ability of either Corporation to carry on its business; and

      3. The representations and warranties contained in Section 3 of the Agreement continue to be true and correct.


                                     RAYMOND LEASING CORPORATION



                                     By: /s/ Patrick J. McManus
                                         ------------------------------------
                                         Title: President

                                  SCHEDULE IV


                            List of Liens of Raymond
                            ------------------------

                                      None








                        List of Liens of Raymond Leasing
                        --------------------------------

                                      None

                             REVOLVING CREDIT NOTE

      $15,000,000                                             New York, New York
                                                               December 20, 1994


             FOR VALUE RECEIVED, the undersigned, THE RAYMOND CORPORATION, a New York corporation (the "Borrower"), DOES HEREBY PROMISE to pay to the order of CHEMICAL BANK (the "Bank"), at the office of the Bank at 1975 Lake Street, Elmira, New York 14901 on the Termination Date as defined in the Revolving Credit and Term Loan Agreement (the "Agreement") dated as of December 21, 1994 among the Borrower, Raymond Leasing Corporation and the Bank, in lawful money of the United States of America, in immediately available funds, the principal amount of Fifteen Million Dollars ($15,000,000) or, if less than such principal amount, the aggregate unpaid principal amount of all Revolving Credit Loans (as defined in Section 2.01 of the Agreement) made by the Bank to the Borrower pursuant to the Agreement as shown on the grid schedules annexed hereto, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates selected in accordance with Article II of the Agreement and, upon default, on demand from time to time, on any overdue principal and on any overdue charge or fee, and, to the extent permitted by law, on any overdue interest, for each day from the due date thereof (by acceleration or otherwise) until such sum is paid in full, at the rate in effect from time to time as described in the Agreement.

             The obligations of the Borrower in regard to payment of the Loans hereunder are several not joint with the Raymond Leasing Corporation, it being expressly agreed and understood that Borrower shall be liable to the Bank for only the Loans and interest accruing thereon made to such Borrower. Notwithstanding the foregoing, each Borrower shall be jointly and severally liable for any commitment or facility fees, increased costs, indemnities and expenses under the Agreement and for the performance of the terms and conditions of this Agreement. Loans incurred by Raymond Leasing under the Agreement shall reduce amounts available under the Agreement and this Note for borrowings by Raymond.

             This Revolving Credit Note is the Revolving Credit Note referred to in Section 2.02 of the Agreement, and is subject to prepayment and acceleration of maturity as set forth in the Agreement. All terms defined in the Agreement are used herein with their defined meanings unless otherwise provided.

             All Revolving Credit Loans made by the Bank to the Borrower under the Agreement and the applicable rates and Interest Periods (as defined in the Agreement) together with all payments or prepayments of principal shall be recorded by the Bank and endorsed on the grid schedule or grid schedules attached hereto and hereby made a part of this Revolving Credit Note.


                     This Note shall be governed by and construed in accordance with the laws of the State of New York and any applicable laws of the United States of America.


                                                   THE RAYMOND CORPORATION


                                                   By:_________________________
                                                      Title:

                             REVOLVING CREDIT NOTE

       $15,000,000                                            New York, New York
                                                               December 20, 1994


              FOR VALUE RECEIVED, the undersigned, RAYMOND LEASING CORPORATION, a Delaware corporation (the "Borrower"), DOES HEREBY PROMISE to pay to the order of CHEMICAL BANK (the "Bank"), at the office of the Bank at 1975 Lake Street, Elmira, New York 14901 on the Termination Date as defined in the Revolving Credit and Term Loan Agreement (the "Agreement") dated as of December 21. 1994 among the Borrower, The Raymond Corporation and the Bank, in lawful money of the United States of America, in immediately available funds, the principal amount of Fifteen Million Dollars ($15,000,000) or, if less than such principal amount, the aggregate unpaid principal amount of all Revolving Credit Loans (as defined in Section 2.01 of the Agreement) made by the Bank to the Borrower pursuant to the Agreement as shown on the grid schedules annexed hereto, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates selected in accordance with Article II of the Agreement and, upon default, on demand from time to time, on any overdue principal and on any overdue charge or fee, and, to the extent permitted by law, on any overdue interest, for each day from the due date thereof (by acceleration or otherwise) until such sum is paid in full, at the rate in effect from time to time as described in the Agreement.

              The obligations of the Borrowers in regard to payment of the Loans hereunder are several not joint with The Raymond Corporation, it being expressly agreed and understood that each Borrower shall be liable to the Bank for only the Loans and interest accruing thereon made to such Borrower. Notwithstanding the foregoing, each Borrower shall be jointly and severally liable for any commitment or facility fees, increased costs. indemnities and expenses under the Agreement and for the performance of the terms and conditions of this Agreement. Loans incurred by The Raymond Corporation under the Agreement shall reduce amounts available under the Agreement and this Note for borrowings by Raymond Leasing.

              This Revolving Credit Note is the Revolving Credit Note referred to in Section 2.02 of the Agreement, and is subject to prepayment and acceleration of maturity as set forth in the Agreement. All terms defined in the Agreement are used herein with their defined meanings unless otherwise provided.

              All Revolving Credit Loans made by the Bank to the Borrower under the Agreement and the applicable rates and Interest Periods (as defined in the Agreement) together with all payments or prepayments of principal shall be recorded by the Bank and endorsed on the grid schedule or grid schedules attached hereto and hereby made a part of this Revolving Credit Note.


                    This Note shall be governed by and construed in accordance with the laws of the State of New York and any applicable laws of the United States of America.


                                                 RAYMOND LEASING CORPORATION


                                                 By:___________________________
                                                     Title:

                                   EXHIBIT B

                                   TERM NOTE

      $                                                       New York, New York
                                                              ___________, 19__


             FOR VALUE RECEIVED, the undersigned,____________________________, a ___________ corporation (the "Borrower"), DOES HEREBY PROMISE to pay to the order of CHEMICAL BANK (the "Bank"), at the office of the Bank at 1975 Lake Street, Elmira, New York 14901 in lawful money of the United States of America, in immediately available funds, the principal amount of _____________ ($_____) in _____ equal consecutive quarterly calendar installments payable on the last day of each calendar quarter commencing on _______________ and on the dates described in the Revolving Credit and Term Loan Agreement ("Agreement") dated as of December 21, 1994 between the Borrower and the Bank, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates selected in accordance with Article II of the Agreement and, upon default, on demand from time to time, on any overdue principal and on any overdue charge or fee, and, to the extent permitted by law, on any overdue interest, for each day from the due date thereof (by acceleration or otherwise) until such sum is paid in full, at the rate in effect from time to time as described in the Agreement.

             This Term Note is the Term Note referred to in Section 2.05 of the Agreement, and is subject to prepayment and acceleration of maturity as set forth in the Agreement. All terms defined in the Agreement are used herein with their defined meanings unless otherwise provided.

             The Term Loan made by the Bank to the Borrower under the Agreement and the applicable rates and Interest Periods (as defined in the Agreement) together with all payments or prepayments of principal shall be recorded by the Bank and endorsed on the grid schedule or grid schedules attached hereto and hereby made a part of this Term Note.

             This Note shall be governed by and construed in accordance with the laws of the State of New York and any applicable laws of the United States of America.


                                   [BORROWER]



                                 By:____________________________
                                     Title:

                                 GRID SCHEDULE
                                 -------------


         DATE            TYPE          INTEREST      AMOUNT          MATURITY
         ----            ----          --------      ------          --------